Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-197690) pertaining to the Textron Savings Plan of Textron Inc. of our report dated June 27, 2016, with respect to the financial statements and schedule of the Textron Savings Plan included in this Annual Report (Form 11K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 27, 2016